Exhibit 99.1

Atossa Therapeutics Announces Plan to Issue Stapled CVR for Shareholders Tied to Potential Rare Pediatric Disease Priority Review Voucher

Shareholders would receive one CVR for each ATOS share held as of the record date or issued thereafter

CVRs would entitle holders to 25% of net proceeds from monetization of Atossa’s first qualifying priority review voucher, subject to a $50 million aggregate payment cap

SEATTLE, September 29, 2026 — Atossa Therapeutics, Inc. (Nasdaq: ATOS) (“Atossa” or the “Company”), a clinical-stage biopharmaceutical company developing innovative medicines in oncology and other areas of significant unmet need, today announced that its Board of Directors has approved a plan to issue one contingent value right (“CVR”) for each share of Atossa common stock to enable shareholders to share in a portion of any proceeds received from the monetization of Atossa’s first qualifying rare pediatric disease priority review voucher.

The CVR would give shareholders a contractual right to participate in the potential future value of the first qualifying FDA priority review voucher arising from an Atossa development program. Under the CVR agreement, holders would receive, in the aggregate, 25% of net proceeds from a qualifying voucher monetization event (including if a qualifying voucher is used by Atossa or held at the time of a change of control), up to a maximum aggregate payment of $50 million.

Atossa has received two FDA rare pediatric disease designations for (Z)-endoxifen, one in Duchenne muscular dystrophy and one in McCune-Albright syndrome. If a qualifying marketing application is approved within the applicable voucher program’s requirements, Atossa may be awarded a priority review voucher. No Atossa product candidate has been approved, and no voucher has been awarded to date. As a result, no CVR payment is assured.

“We believe shareholders should have a direct opportunity to participate if our rare disease programs create the added value of a priority review voucher,” said Steven C. Quay, M.D., Ph.D., Atossa’s Chairman, President and Chief Executive Officer. “This CVR would make that commitment tangible. It links a meaningful share of any qualifying voucher proceeds to the people who own Atossa, while allowing us to continue pursuing the development opportunities for (Z)-endoxifen.”

How the CVR works

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Shareholders of record at the close of business on the record date, which will be announced once established by the Board of Directors, would receive one CVR per share of Atossa common stock.
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Shares that are issued after the record date would also carry one CVR per share.
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Each CVR would transfer with its ATOS share, unless and until any detachment by the Board of Directors or upon expiration of the CVR agreement. CVRs would not trade separately. A person who buys or sells an ATOS share during the term of the CVR agreement would also buy or sell its attached CVR, respectively. The CVRs will not be registered and will not have their own CUSIP.
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If Atossa receives and monetizes its first qualifying voucher, the aggregate CVR payment would equal 25% of net proceeds after permitted deductions, subject to the $50 million cap. Each payment would be allocated among holders entitled to that payment under the CVR agreement.

Atossa has previously reported that disclosed priority review voucher sales in the preceding 18–24 months ranged from $100 million to $220 million; however, past sales do not establish the value of any voucher Atossa might receive. The CVRs relate only to the first qualifying voucher specified in the CVR agreement. They do not represent an ownership interest in a voucher or provide a separate voting or dividend right. The CVRs would expire under the terms of the CVR agreement if no qualifying voucher is awarded by December 31, 2036, unless the Board extends that date.

Atossa expects to file the CVR agreement with the Securities and Exchange Commission once executed.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company developing innovative medicines in oncology and other areas of significant unmet need. The Company’s lead product candidate, (Z)-endoxifen, is in development across several clinical settings, including potential applications in oncology and rare diseases. Atossa has received FDA Orphan Drug Designation for (Z)-endoxifen for Duchenne muscular dystrophy and Rare Pediatric Disease designations for Duchenne muscular dystrophy and McCune-Albright syndrome. (Z)-endoxifen is not approved for any indication. More information is available at atossatherapeutics.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of applicable securities laws, including but not limited to, the Company's potential eligibility for, award of a Rare Pediatric Disease priority review voucher, the potential value and monetization of a qualifying voucher, the issuance and operation of the CVRs; the timing for entry into the CVR agreement and the record date; the development, regulatory prospects and potential approval of Atossa’s product candidates; and the possibility, amount and timing of any CVR payment. Words such as "expect," "potential," "continue," "may," "will," "should," "could," "would," "seek," "intend," "plan," "estimate," "anticipate," "believe," "design," "predict," "future," or other similar expressions or statements regarding intent, belief or current expectations, are forward-looking statements.

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes to differ materially from those projected or anticipated, including, without limitation, risks and uncertainties associated with: the timing or likelihood of regulatory filings and approvals; the outcome or timing of necessary regulatory approvals; FDA approval of a qualifying product candidate and the award of a voucher; changes to or expiration of the applicable voucher program; the risk that any voucher’s value, permitted deductions, number of outstanding CVRs and ability or timing to make a payment may differ materially from current expectations; and other risks and uncertainties detailed from time to time in Atossa's filings with the SEC, including, without limitation, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Any CVR payment is subject to the CVR agreement, including its payment cap and provisions concerning legally permitted distributions and solvency.

The market value of a priority review voucher is variable and subject to a number of factors beyond our control and reported past priority review voucher sale amounts are not necessarily indicative of priority review voucher sale amounts in the future.

Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements.

Investor & Media Contact
Investors: WaterSeid Partners, Inc. — ATOS@waterseid.com

Media: Elev8 New Media — atossa@elev8newmedia.com